March 19, 2019	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX 60 Index and the S&P/ASX 200 Index due July 12, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated March 7, 2019, related to the notes referred to above (the “pricing supplement”), the Initial Value with respect to the FTSE® 100 Index was 7,157.55, the closing level of that Index on the Pricing Date.

CUSIP: 48130W2J9

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

Pricing supplement dated March 7, 2019:

http://www.sec.gov/Archives/edgar/data/19617/000161577419003865/s116640_424b2.htm

Product supplement no. 3-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004518/dp87527_424b2-ps3i.pdf

Underlying supplement no. 1-I dated April 5, 2018:
http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

Prospectus supplement and prospectus, each dated April 5, 2018:
http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Amendment no. 1 to pricing supplement dated March 7, 2019 to product supplement no. 3-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018